True Leaf Launches Equity Crowdfunding for B.C. Craft Cannabis

Hub for craft growers will provide a new path to market for in-demand, quality cannabis

May 10, 2021 - Vernon, B.C. - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) today announced a unique opportunity for the public to invest in what it believes is a first-of-its-kind hub designed to bring quality craft cannabis to the retail market.

True Leaf has launched both a traditional private placement and an equity crowdfunding offering (together the "Offering") so institutional investors, the craft cannabis community, and the general public all have the opportunity to invest in the Company's innovative business model.

Today's consumers have a strong preference for craft-grown cannabis (BNN Bloomberg). They are disappointed in the result of legalization in 2018 - retail markets flooded with low-quality, over-priced, and often irradiated cannabis. True Leaf is supporting the craft cannabis community by partnering with micro-cultivators to provide the small-batch, premium product consumers are looking for.

"We're celebrating B.C.'s rich history of growing quality cannabis - the world-renowned 'BC Bud.' By supporting micro-cultivators and giving the public a chance to become owners in our company, the entire craft cannabis community benefits," said True Leaf CEO Darcy Bomford. "True Leaf's model is focused on helping micro-cultivators navigate the journey to the regulated retail market so they can showcase their brand and provide consumers with the product they want."

He continued, "Consumers are demanding quality, craft growers want a route to market, and investors want an easy way to invest online. With this Offering, we believe we're pointing the way to the future of the industry."

With the proceeds from the Offering, the Company plans to execute its strategic plan to become the industry's leading provider of seed-to-shelf solutions for micro-cultivators. With key infrastructure and resources already in place, the Company is poised for rapid growth:

  True Leaf is a Licensed Producer and owner of True Leaf Campus, a 40-acre site zoned for cannabis production with preliminary subdivision approval for a cannabis business park.
  True Leaf's central 19,500 square foot two-story hub facility was built to meet strict EU-GMP requirements for future exports.
  True Leaf will offer a full suite of seed-to-shelf solutions, including a demonstration micro-grow area, high-speed packaging lines for 3.5-gram jars and pre-rolls, small-batch anti-microbial services, and a nursery to supply clones.
  True Leaf has developed a True Tier™ quality assurance system which it believes will help micro-cultivators reach the new gold standard of production required to exceed Health Canada's protocols.
  True Leaf's proposed partner-focused approach to working with the micro-cultivator community includes embedded quality assurance protocols, progress payments for product, and potential distribution through future sales channels.

Terms of the Offering

True Leaf is conducting a non-brokered private placement offering to raise gross proceeds of up to $10 million CAD (the "Offering"). Under the terms of the Offering, there is no minimum amount, and the Company will offer for sale up to a maximum of 25,000,000 units (Units) at $0.40 CAD per Unit. Each Unit will consist of one common share in the Company (each a "Common Share") and one-half of one common share purchase warrant (each whole warrant, a "Warrant"). Each Warrant shall be exercisable for one Common Share at an exercise price of $0.60 CAD for a period of 24 months following the Closing Date (as defined below). The Warrants are subject to accelerated expiry in the event the closing price of the common shares of the Company on the Canadian Securities Exchange ("CSE") is $0.90 CAD or more for a period of ten consecutive trading days on or after the date which is four months and one day from the date of issuance.

The Company may pay finders' fees to eligible parties in connection with the introduction of subscribers to the Offering.

The Offering may close in one or more tranches on or before June 30, 2021 (the "Closing Date") and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals of the CSE.

The Units and underlying securities have not been and are not expected to be registered under the prospectus requirements of applicable Canadian securities laws, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States and Canada absent registration or an applicable exemption from such registration and prospectus requirements. All securities to be issued in connection with the Offering will be subject to statutory restrictions on resale for a period of four months and one day from the date of issuance.

The Company has prepared an offering memorandum to allow access to everyone in Canada interested in craft cannabis to be able to participate in the Offering.

In the United States, the Offering is available solely to accredited investors under Rule 506(c) of Regulation D ("Rule 506(c)") promulgated by the Securities and Exchange Commission ("SEC") under the United States Securities Act of 1933 (the "1933 Act"). Rule 506(c) permits general solicitation of offerings, however, purchasers in a Rule 506(c) offering must be verified "accredited investors", as defined by Rule 501(a) of Regulation D. The securities sold to purchasers in the United States will be restricted shares under the 1933 Act and will not be freely tradable until expiry of the statutory period under Rule 144 of the 1933 Act.

The Company has engaged DealMaker to streamline access to the offering memorandum to prospective investors and the investment process. Prospective investors should read the offering memorandum and the subscription agreement before investing in the Units. These documents may be accessed on DealMaker HERE. Alternatively, the Company or, any registered dealer participating in the Offering, can arrange to send a copy of the offering memorandum upon request.

The participation of certain directors and officers in the Offering constitutes a "related party transaction" within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"). The Company is relying upon the exemptions from the formal valuation and minority shareholder approval requirements pursuant to sections 5.5(b) and 5.7(1)(a), respectively, of MI 61-101 on the basis that the Company is not listed on a specified stock exchange and, at the time the Offering was agreed to, neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the transaction insofar as it involves an interested party (within the meaning of MI 61-101) in the Offering, exceeds 25% of the Company's market capitalization calculated in accordance with MI 61-101.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the securities will be made only by means of an offering memorandum.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide seed-to-shelf solutions for micro-cultivators. The program will operate from the Company's 40-acre True Leaf Campus property in Lumby, B.C., Canada, and will provide a full suite of in-house production, processing, and packaging services to the burgeoning craft cannabis community.

To learn more, visit our website at www.trueleafbrands.com.

Investor Contact:

Nick Foufoulas
ir@trueleafbrands.com
250.275.6063 ext. 201

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion, timing, and size of the proposed offering, the issuance of warrants to purchase additional common shares, the expected use of proceeds from the offering and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will offer the units or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated capital raised under the offering, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.